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                                               EXHIBIT 11
                             CENTRAL FIDELITY BANKS, INC. AND SUBSIDIARIES
                            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

   (In Thousands)
                                                                  For the Three Months
                                                                     Ended March 31,
                                                                  --------------------
                                                                    1994        1993
                                                                    ----        ----
   Earnings:
     Net income                                                    $29,291     $24,127
                                                                  ========    ========
   Shares:
     Weighted average number of common shares used
       in computing primary earnings per share                      39,054      38,527

     Dilutive stock options - based on treasury stock
       method                                                          762         929
                                                                  --------    --------
     Weighted average number of common shares used
       in computing fully diluted earnings per share                39,816      39,456
                                                                  ========    ========

   Earnings per share:
     Primary earnings per share                                      $0.75       $0.63

     Fully diluted earnings per share                                $0.74       $0.61

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